UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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SUN HYDRAULICS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUN HYDRAULICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 28, 2013

Notice hereby is given that the Annual Meeting of Shareholders of Sun Hydraulics Corporation, a Florida corporation, will be held on Tuesday, May 28, 2013, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243, for the following purposes:

1. To elect two Directors to serve until the Annual Meeting in 2016, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2. To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the year 2013;

3. To conduct an advisory vote on executive compensation; and

4. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2012 Annual Report of the Company is enclosed. Shareholders of record at the close of business on April 1, 2013, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire.

If your shares are held in street name by a brokerage, your broker will supply you with a proxy to be returned to the brokerage. It is important that you return the form to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Sarasota, Florida

April 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 28, 2013

This Proxy Statement and our 2012 Annual Report to Shareholders are available at: http://sunhydraulics.mwnewsroom.com/Reports/Annual-Report

SUN HYDRAULICS CORPORATION

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Sun Hydraulics Corporation (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2013 Annual Meeting of Shareholders, which will be held on Tuesday, May 28, 2013, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243 (the “Meeting”).

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed to shareholders is April 12, 2013.

The close of business on April 1, 2013, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 1, 2013, 26,227,584 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 1, 2013, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of three of the Company’s current eight Directors, Marc Bertoneche, Philippe Lemaitre and Ferdinand E. Megerlin, will expire at the Meeting. The Governance and Nominating Committee of the Board of Directors has selected Messrs. Bertoneche and Lemaitre as nominees to stand for reelection to the Board at the Meeting. Dr. Megerlin previously advised the Governance and Nominating Committee that this would be his last term and that he did not wish to be renominated as a Director, and the Committee determined not to nominate a replacement Director at this time. In making these nominations, the Nominating Committee reviewed the backgrounds of the two nominees and believes that each nominee (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for the two nominees for Director is set forth below under “Directors and Executive Officers.” As indicated in these biographies, the nominees have extensive experience in a variety of fields, have demonstrated significant leadership skills and have experience in the oversight of public companies due to their prior service as Directors of the Company and, in some cases, other companies.

Shareholders may vote for up to two nominees for the class of Directors who will serve until the Company’s annual meeting in 2016. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event either of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of David N. Wormley and Wolfgang H. Dangel, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

The Board of Directors recommends that you vote “FOR” Messrs. Bertoneche and Lemaitre to serve until the Company’s annual meeting in 2016, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. Executed proxies in the accompanying form will be voted at the Meeting in favor of the election as directors of the nominees named above, unless authority to do so is withheld.

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s Directors, nominees for Director, and executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Allen J. Carlson	62	President, Chief Executive Officer and Director (term expiring in 2015)
Mark B. Bokorney	48	Officer
Tricia L. Fulton	46	Chief Financial Officer
Steven Hancox	52	Officer
Tim A. Twitty	46	Officer
Marc Bertoneche	66	Director (term expiring in 2013), Nominee for Director (term expiring in 2016) and a member of the Audit and Compensation Committees
Wolfgang H. Dangel	49	Director (term expiring in 2015) and a member of the Audit, Compensation and Governance and Nominating Committees
John S. Kahler	73	Director (term expiring in 2015) and a member of the Audit and Governance and Nominating Committees
Christine L. Koski	55	Director (term expiring in 2014) and a member of the Compensation and Governance and Nominating Committees
Philippe Lemaitre	63	Director (term expiring in 2013), Nominee for Director (term expiring in 2016) and a member of the Audit and Compensation Committees
Ferdinand E. Megerlin	74	Chairman of the Board, Director (term expiring in 2013)
David N. Wormley	73	Director (term expiring in 2014) and a member of the Compensation and Governance and Nominating Committees

Mr. Carlson joined the Company in March 1996 and served as Vice President from January 2000 until May 2000, when he was named President and Chief Executive Officer. From October 1977 to March 1996, Mr. Carlson held various engineering, marketing and management positions for Vickers Incorporated, a wholly-owned subsidiary of Trinova Corporation. He is a graduate of the Milwaukee School of Engineering and the Advanced Management Program at the Harvard Business School. Mr. Carlson is past chair and a member of the executive committee of the board of directors of the National Fluid Power Association, and he serves on the board of regents of the Milwaukee School of Engineering. He also is a director of Tervis Tumbler Company. With over 39 years’ experience in the fluid power industry and 17 years with the Company, nearly 13 as President and Chief Executive Officer, Mr. Carlson has deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities.

Mr. Bokorney joined the Company in July 1996 and has held various positions in the engineering, marketing and product management areas. He was named an Officer in March 2013. From April 1992 until June 1996, Mr. Bokorney served in an engineering capacity for Vickers Incorporated, a wholly-owned subsidiary of Trinova Corporation. From May 1986 until March 1992, he served in an engineering capacity for the fluid power division of Dana Corporation. Mr. Bokorney graduated from Oklahoma State University with a B.S. and from Bowling Green State University with an MBA.

Ms. Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006. From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor. From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems. From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School. She serves on the board of directors of the National Fluid Power Association and as chairperson of the association’s Future Leaders Network.

Mr. Hancox joined Sun Hydraulics Limited, Coventry, England, in September 1989 as Engineering Manager responsible for cartridge valve production. Other responsibilities have included stock control and sales and marketing. He was named General Manager in March 2011. In September 2011, he became a director of Sun Hydraulics Limited and Sun Hydraulik Holdings Limited. Mr. Hancox worked for Integrated Hydraulics Limited from March 1982 to August 1989 as a design engineer for cartridge valves and manifolds, also being involved in production. He received a Higher National Diploma in manufacturing and production engineering from North Warwickshire College of Technology and Art in Nuneaton, England.

Mr. Twitty joined the Company in November 1993, serving in positions of increasing responsibility. He is primarily involved with factory automation, process development and manufacturing operations. He was named an Officer on March 3, 2007. Mr. Twitty is a graduate of the University of South Florida, Vincennes University and the Advanced Management Program at the Harvard Business School. He serves as a member of the board of directors of Sarasota Manatee Manufacturers Association.

Dr. Bertoneche is an Emeritus Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He is a Visiting Professor of Finance at the Harvard Business School and an Associate Fellow at the University of Oxford. He is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. Dr. Bertoneche also is a director of Total Infrastructures Gaz France. He has served as a Director of the Company since August 2001. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche is exposed to diverse business leaders and brings a global perspective and depth of experience in the finance area.

Mr. Dangel has been President Schaeffler Automotive Global and a member of the Executive Board of the Schaeffler Group since September 2011. Prior to that time, he served as President of Schaeffler Group Asia/Pacific and has served as a member of the Extended Management Board of Schaeffler Group (Global) since January 2007. He previously served as President and CEO of Bosch Rexroth North America, from January 2001 to December 2006. Prior to that, Mr. Dangel was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000. Mr. Dangel also serves as a director of FAG Bearings India, Ltd. (listed at the BSE Ltd., formerly known as Bombay Stock Exchange Ltd.), and previously served as a member of the board of directors of the National Fluid Power Association. He holds a Masters Degree in Economics from the University of Applied Sciences in Rosenheim, Germany. Mr. Dangel has served as a Director of the Company since June 2009. With more than a decade of direct experience working in the fluid power industry and extensive experience in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

Mr. Kahler served as President, CEO and a Director of Cincinnati Incorporated, a company in which he filled various leadership positions for 16 years, until his retirement in February 2005. A graduate of Carnegie Mellon University and the Harvard Business School, Mr. Kahler has served as a Director of Sun since 1998. His engineering background and his experience as a chief executive officer of a company manufacturing hydraulically powered heavy industrial metal-working machinery provide the Board with valuable experience and insight.

Ms. Koski joined the executive team of nMetric, LLC as head of marketing in July 2006 and has served as its President and Chief Executive Officer since January 2011. Prior to joining nMetric, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to work with start-up companies in the area of business strategy and marketing. From 1980 through 2000, Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski has served as a Director of the Company since May 2000. She also serves on the board of directors of Oragenics, Inc. (ORNI) and as a director of Cheltec, Inc. Ms. Koski is the volunteer executive director of the Dallas Dinner Table, which focuses on improving racial communication in the Dallas Metroplex. Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch. As the daughter of the Company’s founder, Ms. Koski has a unique understanding of the Company’s culture. Her international sales and marketing background contribute to the Board’s overall level of experience in these areas. Ms. Koski graduated from St. Lawrence University with a BS degree in chemistry and received an Executive MBA degree from Southern Methodist University.

Mr. Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly-held automation and electrical products manufacturer, upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and was also in charge of AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive

Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also serves as a director of Multi-Fineline Electronix, Inc. (MFLX), and was appointed as Chairman of the Board in March 2011. He holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007. Mr. Lemaitre’s more than 31 years’ experience in the development of technology and technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in key areas of the Company’s business and governance.

Dr. Megerlin retired in March 2003 as a member of the Executive Board of Linde AG and Chairman and Managing Director of the Linde Material Handling Division of Aschaffenburg, Germany. Prior to such time, he also was Chairman of Linde’s U.S. subsidiaries Linde Hydraulics Corp., Canfield, Ohio, and Linde Lift Truck Corp., Sommerville, South Carolina. Within VDMA, Germany’s association for mechanical and plant engineering, Dr. Megerlin formerly was Chairman and a member of the Executive Board of the German Fluid Power Association. He is a mechanical engineer and received his Dipl-Ing (M.S.) degree from the Technical University of Karlsruhe, Germany, and his Dr.-Ing. (Ph.D.) from TH Aachen, Germany. Dr. Megerlin has served as a Director of the Company since May 1998 and as Chairman of the Board since June 2007. With over 37 years of experience in the fluid power industry, including serving as chief executive of a very large company with operations and facilities throughout the world, Dr. Megerlin has extensive knowledge regarding the Company’s products, markets and customers. His success as the first Chairman of the Board who was not previously an employee of the Company has contributed to the Company’s evolution as a more forward-looking, strategic international company.

Dr. Wormley is the Dean of the Engineering School at Pennsylvania State University, where he has taught since 1992. He previously served as Associate Dean of Engineering at the Massachusetts Institute of Technology (MIT) from 1991 to 1992, and Head of MIT’s Department of Mechanical Engineering from 1982 to 1991. He is past president of the American Society for Engineering Education and is a fellow in the American Society of Mechanical Engineers. Dr. Wormley has served as a Director of the Company since December 1992. He also serves as a director of Michael Baker Corporation. He is an engineer and earned his Ph.D. from the Massachusetts Institute of Technology. Highly regarded in the engineering community, domestically and internationally, Dr. Wormley brings to the Board strong administrative and leadership skills developed as the dean of one of the nation’s premier engineering schools. As the Company’s longest-serving director, he also has an institutional knowledge that contributes to the Company’s ability to exploit its historical strengths as it explores future opportunities.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. Prior to each

Board meeting the independent directors meet informally, and they also meet in regular executive sessions of the Board of Directors. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent Director chairs the meetings of the Board and also serves as a non-voting ex officio member of each of the Board committees. He sets the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a relatively small number of Directors, comprised of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility, and employs a horizontal leadership structure in which there are not rigid reporting requirements. Compensation is not based on financial or productivity metrics or on other objective criteria that would encourage individuals undertaking undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Ethics. The Board has determined that a separate risk oversight committee is not necessary to monitor other risks. Instead, the Chief Executive Officer reports to the full Board, at least annually, regarding material risks that the Company faces and may in the future face, the risk management system that management has implemented to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

Independence and Committees of the Board of Directors

Independence of Directors. At its meeting in March 2013, the Board undertook a review of Director independence. It determined that there were no transactions or relationships between any of the Directors or any member of the Director’s immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the Securities and Exchange Commission. The Board determined that, other than the CEO, all of the Company’s Directors (Messrs. Bertoneche, Dangel, Kahler, Lemaitre, Megerlin, and Wormley and Ms. Koski, except with respect to the audit committee) qualify as independent.

The Board of Directors has the three standing committees listed below. In addition to the standing committees, in November 2012 the Board established an ad hoc Strategy Committee to facilitate collaboration between the Board and management with respect to the Company’s strategy review. This committee is comprised of Mr. Dangel, Chair, and Mr. Lemaitre.

Audit Committee.

The Audit Committee, which consists of Marc Bertoneche (Chair), Wolfgang Dangel, John Kahler (Vice Chair) and Philippe Lemaitre, held six meetings in 2012. The Board of Directors determined, under applicable SEC and NASDAQ rules, that all of the members of the

Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert and he has been so designated. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters. The Audit Committee is responsible for review of management’s monitoring of the Company’s compliance with its Code of Ethics and the periodic review and update of the code. No waivers of the Company’s Code of Ethics were requested or granted during the year ended December 29, 2012. The Code of Ethics is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2012 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee.

The Compensation Committee, which consists of Marc Bertoneche, Wolfgang Dangel, Christine Koski (Chair), Philippe Lemaitre (Vice Chair) and David Wormley, oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto. The Committee administers the Company’s restricted stock and stock option plans and carries out the responsibilities required by the rules of the Securities and Exchange Commission. The Committee met five times during 2012.

The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2012 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Governance and Nominating Committee.

The Governance and Nominating Committee, which consists of Wolfgang Dangel, John Kahler, Christine Koski (Vice Chair) and David Wormley (Chair), held four meetings in 2012. The primary purpose of the Committee is to identify and recommend to the Board individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board; develop and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards.

The Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2012 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

In March 2004, the Board adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board of Directors and the needs of the Board and the Company at the time of the election.

The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Governance and Nominating Committee strives to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board of Directors, including the use of professional search firms, recommendations from Directors, members of senior management and security holders. All such candidates for any particular seat on the board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

Shareholder recommendations for Nomination as a Director. In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director,

(i)	the name, age, business address and residence address of the person,

(ii)	the person’s principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock beneficially owned by the person,

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Director Participation and Relationships

The Board of Directors held four meetings during 2012. Each Director attended at least 75% of the aggregate meetings of the Board and of each committee of which he or she was a member in 2012.

The Board of Directors, in March 2004, adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Governance and Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2012.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board of Directors, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2011, with the Company’s management and with Mayer Hoffman McCann P.C. the Company’s independent accountants (“MHM”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and MHM their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of December 29, 2012. The Audit Committee has discussed with MHM the matters required to be discussed by AU Section 380 (Communication With Audit Committees).

The Audit Committee has also received written disclosures and the letter from MHM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with MHM its independence. The Audit Committee has considered the provision of all non-audit services by MHM and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Marc Bertoneche, Chairman

John S. Kahler, Vice Chairman

Wolfgang H. Dangel

Philippe Lemaitre

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2012, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code of Ethics, all employees, including the CEO, the CFO and the person performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth as of April 1, 2013, information as to the beneficial ownership of the Company’s Common Stock by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) each Named Executive Officer of the Company, and (iv) all Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Thomas L. Koski (3) 4995 Ashley Parkway Sarasota, FL 34241	3,697,476	14.1%
Beverly Koski (3) 5135 Willow Leaf Drive Sarasota, FL 34241	3,634,076	13.9%
Christine L. Koski (3) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	3,640,081	13.9%
Robert C. Koski (3) 7362 Hawkins Road Sarasota, FL 34241	3,264,293	12.4%
Koski Family Limited Partnership 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	3,264,293	12.4%
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund (4) 1201 N. Calvert Street Baltimore, MD 21202	3,444,625	13.1%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	2,253,470	8.6%
Royce & Associates, LLC (6) 754 Fifth Avenue New York, NY 10151	1,832,933	7.0%
Allen J. Carlson (7)	116,407	*
Tim A. Twitty (8)	37,128	*
Tricia L. Fulton (9)	34,505	*
John S. Kahler (10)	25,089	*
Steven Hancox (11)	23,881	*
David N. Wormley	22,375	*
Marc Bertoneche	20,649	*
Wolfgang H. Dangel	19,213	*
Mark B. Bokorney (12)	14,462	*
Philippe Lemaitre	12,113	*
Ferdinand E. Megerlin	2,279	*
All Directors and Executive Officers as a Group (12 persons)	3,968,181	15.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed who own more than 5% of the Company’s Common Stock is 1500 West University Parkway, Sarasota, Florida 34243.
(2)	This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. A portion of the shares owned by certain executive officers and Directors are held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts.
(3)	Includes 3,264,293 shares owned by the Koski Family Limited Partnership, over which Christine L. Koski, Robert C. Koski, Thomas L. Koski, and Beverly Koski share voting and investment power as the general partners in the Partnership. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the adult children of Beverly Koski.
(4)	According to Amendment No. 5 to Schedule 13G, filed February 14, 2013, by Brown Capital Management, LLC, Brown Capital Management, LLC beneficially owned 3,444,625 shares, which include 1,745,640 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company which is managed by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power with respect to 2,077,500 shares and sole dispositive power with respect to 3,444,625 shares. The Brown Capital Management Small Company Fund has sole voting power and sole dispositive power with respect to 1,745,640 shares.
(5)	According to Amendment No. 3 to Schedule 13G, filed February 11, 2013, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 395,320 shares and sole dispositive power with respect to 2,253,470 shares.
(6)	According to Amendment No. 14 to Schedule 13G, filed January 22, 2013, by Royce & Associates, LLC, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,832,933 shares.
(7)	Includes 29,125 shares of unvested restricted stock.
(8)	Includes 15,050 shares of unvested restricted stock.
(9)	Includes 15,050 shares of unvested restricted stock.
(10)	Includes 9,951 shares owned by Mr. Kahler’s spouse.
(11)	Includes 9,985 shares of unvested restricted stock.
(12)	Includes 3,426 shares of unvested restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goals of our compensation program are to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to us.

The Compensation Process

Our compensation program is overseen by a compensation committee (the “Committee”) comprised of independent directors which operates pursuant to a charter which was approved by the Board of Directors on March 3, 2012. Compensation of our executive officers on an individual basis is reviewed annually by the Committee. The Committee also makes equity awards under compensation plans approved by the Board of Directors and, where required, the shareholders, to the chief executive officer and to other key management employees upon the recommendation of the chief executive officer. All changes in the compensation of the Company’s executive officers are required to be reported promptly to the full Board of Directors.

To assist in determining appropriate overall compensation, the Committee reviews from time to time information regarding revenues, income, and executive compensation for other public manufacturing companies and for other businesses operating in Florida and the southeast United States and selected businesses in the U.S. of similar size and scope. The Committee also considers selected information regarding compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate in an effort to ensure that we maintain competitiveness locally in the markets in which our executive officers reside.

Components of Executive Compensation

Salary. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly in our geographic areas. Bonuses have been utilized infrequently in the past and, therefore, salary is the primary component of executive compensation. None of the Company’s executive officers other than Steven Hancox has an employment contract. See “U.K. Employment Agreement” below. Our overall financial performance influences the general level of salary increases and there are no pre-arranged annual increases or established ranges for salary increases. The chief executive officer, after seeking input from other key managers and reviewing selected market data, recommends increases for the other executive officers based upon his analysis of the individual executive’s experience and past and potential contributions to the Company.

Equity Compensation. We utilize equity awards as long-term compensation incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to company performance but that it would not move automatically in lock-step with such performance. The Committee has recognized that, at different periods in the economic cycle, long-term compensation might have greater or lesser importance in relationship to salary adjustments. Each year, the Committee establishes a pool of shares to be used for long-term compensation. The level of the pool varies with our performance, although the Committee believes that it is important to reward and incentivize employees even in difficult times. The chief executive officer recommends awards for executive officers and other key employees. The Committee reviews those recommendations, approves or revises them, and determines long-term compensation for the chief executive officer and the other named executive officers.

The principal element of our long-term compensation program is the use of restricted shares of Company common stock, granted under written plans approved by our shareholders. The Committee believes that this form of long-term compensation, tied to value creation for the Company, best aligns the interests of key employees with those of shareholders. The objectives of the program are to award the high achievers, to identify key employees within the Company (including those who demonstrate leadership) and, because it is long-term, to promote equity ownership in the Company. Criteria used by the Committee in these awards include individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. No particular weight is given to any specific criterion. Equity awards are “time based” so that, in order to earn the full award, an employee must remain in our employ for a specified period of time, typically three years. The Committee in the past has granted stock options, vesting over a specified period of time, under a Company stock option plan. Since 2005, in part due to new stock compensation accounting rules, no stock options have been awarded.

At its September 2011 meeting, the Board of Directors adopted the 2011 Equity Incentive Plan (the “2011 Equity Plan”), an omnibus plan designed to replace the 2001 Restricted Stock Plan, which expired in 2011, and to provide greater flexibility in making a variety of equity or equity-based awards. The 2011 Equity Plan was approved by the Company’s shareholders at the 2012 Annual Meeting. The purpose of the 2011 Equity Plan, as with the prior plan, is to attract and retain officers, employees and directors of outstanding competence and to provide additional incentives to achieve long-term corporate objectives by giving them direct or indirect equity interests in the Company.

Because of the differences in tax treatment for employees of our foreign subsidiaries, stock appreciation rights (referred to in our plan document as performance shares) sometimes have been used for long-term compensation purposes for non-US employees, including executive officers. In 2012, performance shares were granted to one French employee.

Retirement Plan and ESOP. All of our U.S. executives, along with all of our other U.S. employees, are eligible to participate in the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, all U.S. based employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five year period – 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Each year, the Board of Directors determines, based on the Company’s performance and other factors it deems relevant, whether to make an additional contribution, and if so, in what amount. Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, these additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based upon their pay as a percentage of total pay for all U.S. employees.

Special Shared Distribution Dividend. As part of the Company’s culture and as a means of maintaining a highly productive workforce to sustain its growth and profitability, the Company believes it is important to share its success with both employees and shareholders. In furtherance of this philosophy, in May 2008, the Company declared its first shared distribution dividend comprised of a special cash dividend to shareholders and concurrent contributions for employees equal to a percentage of their wages. Similar special shared distribution dividends were paid in 2009, 2011 and 2012 based upon prior year financial results but not in 2010 because of the poor economy and its impact on the Company’s 2009 financial performance. In March 2013, based on its 2012 record revenues and strong profitability, the Company declared a special cash dividend of $0.09 per share to shareholders and made contributions for employees worldwide (primarily in the form of Company stock into qualified retirement accounts), equal to 10.5% of their 2012 wages.

Other Compensation. We do not use other forms of compensation on a regular basis. Relatively small cash and equity bonuses have been used sporadically to reward significant and unusual contributions. Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers. Educational assistance has been given to executive officers in the past for graduate study leading to masters and other degrees, and more specialized training, including management training at the Harvard Business School. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, group life insurance, and a charitable gift matching program. Under our employee stock purchase plan, approved by the shareholders in 2001, employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the Internal Revenue Code.

We provide only limited perquisites and other personal benefits.

Risks Arising from Compensation Policies and Practices. We do not use cash bonuses or include short-term incentives in our compensation program. Therefore, the Board has determined that its compensation policy and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that includes, in addition to performance results, the individual’s responsibilities and years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. The equity awards granted under the program are determined toward the end of the year and are “time based” so that, to earn the full award, an employee must remain in our employ for a specified period of time, typically three years. The shared distribution dividend introduced in 2009 is entirely discretionary with the Board of Directors and, when declared, is by its nature long-term because it rewards most employees through a contribution into their retirement accounts rather than through cash bonuses.

We had a 98.0% favorable advisory vote on our executive compensation program at our 2012 Annual Meeting. The Committee reviewed these results and intends to continue following the above principles and practices.

2012 Executive Compensation

At the September 2012 meeting of the Compensation Committee, the chief executive officer at the Committee’s request reviewed our compensation program and financial performance over the past five years and compared how Sun had managed the downturn in 2009, the rebound in 2010 and continuing growth in 2012. The Committee, as it customarily does at the September meeting, addressed long-term compensation with the chief executive officer and affirmed its desire to strengthen the link between long-term compensation and the implementation of the Company’s long-term business strategy. Considering the expansion of the long-term compensation pool (excluding the CEO) by 15% and 25%, respectively, over the past two years in recognition of the Company’s exceptionally strong financial performance in those years, the Committee determined to increase the size of the pool for 2012 (excluding the CEO) by slightly more than 4%, from 73,000 to 76,000 shares of restricted stock. It was agreed to use, as in the past, a tiered system, with a range of share awards for each group: (1) the CEO, (2) key leaders, including those who might succeed to the top management level, (3) other high achievers, and (4) individuals who have contributed significantly in a given year and to recognize other factors particular to the individual. The Committee agreed that the Group 4 awards would predominantly reflect the views of the chief executive officer.

At the Committee’s meeting on October 22, 2012, held by conference telephone, the CEO presented an overview of his methodology for making recommendations for long-term compensation awards. He explained that, utilizing the three award tiers prescribed by the Committee, he initially made his recommendations without reference to prior year awards. He stated that he looked for significant individual contributions, experience in the industry, time with Sun, and the ability for greater future contributions. He also requested input from the senior members of the leadership group worldwide. The CEO summarized the contributions and described the backgrounds of each of the candidates for whom restricted stock grants in the highest two tiers were recommended and explained why two individuals from 2011 were not recommended for awards and eight individuals were added this year. He emphasized that the objective of the long-term compensation program has consistently been to provide an ownership interest in the Company for its impact players.

Following the departure of the CEO from the meeting and further discussion, the Committee accepted the CEO’s recommendations. In recognition of Mr. Carlson’s strong management performance over the past four quarters, his overall compensation level, and the size of the other executive awards, the Committee granted the CEO an award of 15,000 shares (the same as in 2011). All awards were made in shares of Company stock based on the closing price on the NASDAQ Global Select Market on October 22. The share awards are subject to divestiture ratably over a three year period, if the employee leaves the Company during the term. For one European employee, the award is paid pursuant to a performance share agreement whereby a cash payment is made on each of the three anniversaries of the grant date equal to the closing bid price of the stock on that date multiplied by the number of shares vesting on such date. Included in the total award of 89,550 shares were 15,000 shares to Allen J. Carlson, CEO; 8,100 shares each to Tricia Fulton, CFO and Tim Twitty, Officer; and 6,000 shares to Steven Hancox, Officer. All of these restricted share awards were made under the Company’s 2011 Equity Incentive Plan.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to a corporation’s key executive officers unless certain requirements are met, including that the compensation qualify as performance-based compensation. While the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation, it is not anticipated that compensation realized by any executive officer under any of our plans now in effect will result in a material loss of tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Christine L. Koski, Chair Philippe Lemaitre, Vice Chair Marc Bertoneche Wolfgang H. Dangel David N. Wormley

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011. The Company has not entered into any employment agreements with any of the named executive officers except for Steven Hancox. Mr. Hancox’ agreement, entered into in 1994, set initial salary, which has been adjusted thereafter from time to time by the Company at its discretion. See “UK Employment Agreement” below. When setting total compensation for each of the named executive officers, the Committee reviews the executive’s current compensation, including equity and non-equity-based compensation.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Allen J. Carlson President and Chief Executive Officer	2012 2011 2010	468,923 400,231 369,557	381,150 426,900 256,658	115,273 73,497 54,888	965,346 900,628 681,103

Jeffrey Cooper (1) Officer	2012 2011 2010	130,039 161,000 159,514	— — —	21,456 31,395 23,927	151,495 192,395 183,441

Tricia L. Fulton Chief Financial Officer	2012 2011 2010	195,385 167,692 138,708	205,821 213,450 121,329	54,167 36,438 26,100	455,372 417,580 286,137

Tim Twitty Officer	2012 2011 2010	197,385 169,692 140,689	205,821 213,450 121,329	55,035 36,827 26,397	458,241 419,969 288,415

Steven Hancox (2) Officer	2012 2011	174,165 147,963	152,460 142,300	45,330 39,172	371,955 329,435

(1)	Mr. Cooper remained an Officer of the Company until his passing on October 7, 2012.
(2)	Amounts were paid in pounds sterling, which are converted to U.S. dollars at the average exchange rate.
(3)	Amounts represent the aggregate grant date fair market value of restricted stock, based on the closing market price as of the date of grant.

(4)	All Other Compensation amounts for 2012 are as follows:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Allen J. Carlson	2012	74,023	41,250	115,273
Jeffrey Cooper	2012	—	31,395	31,395
Tricia L. Fulton	2012	22,467	31,700	54,167
Tim Twitty	2012	22,467	32,568	55,035
Steven Hancox	2012	14,162	31,168	45,330

(1)	Amounts primarily represent dividends received on unvested restricted stock shares.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Allen J. Carlson	October 22, 2012	15,000	381,150
Jeffrey Cooper	—	—	—
Tricia L. Fulton	October 22, 2012	8,100	205,821
Tim Twitty	October 22, 2012	8,100	205,821
Steven Hancox	October 22, 2012	6,000	152,460

(1)	Amounts represent the number of restricted shares of stock granted under the 2011 Equity Incentive Plan. The shares vest in annual installments over three years. Dividends will be paid on the shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Allen J. Carlson	—	—	—		29,125	(1)	727,251
Jeffrey Cooper	—	—	—		—		—
Tricia L. Fulton	—	—	—		15,050	(2)	375,799
Tim Twitty	—	—	—		15,050	(2)	375,799
Steven Hancox	—	—	—		9,985	(3)	249,325

(1)	Awards represent restricted stock that will vest as follows: 5,000 on October 22, 2013, 9,125 on October 26, 2013; 5,000 on October 22, 2014, 5,000 on October 26, 2014, and 5,000 on October 22, 2015.
(2)	Awards represent restricted stock that will vest as follows: 2,700 on October 22, 2013, 4,450 on October 26, 2013, 2,700 on October 22, 2014, 2,500 on October 26, 2014, and 2,700 on October 22, 2015.
(3)	Awards represent restricted stock that will vest as follows: 2,000 on October 22, 2013, 2,318 on October 26, 2013, 2,000 on October 22, 2014, 1,667 on October 26, 2014, and 2,000 on October 22, 2015.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allen J. Carlson	—	—	12,875	337,904
Jeffrey Cooper	—	—	—	—
Tricia L. Fulton	—	—	5,963	156,241
Tim Twitty	—	—	5,963	156,241
Steven Hancox	—	—	2,966	77,598

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan. Our sole executive officer who resides outside of the U.S., Steven Hancox, maintains his own individual retirement plan under the laws of the United Kingdom. We contribute to such plan each year an amount equal to 12% of Mr. Hancox’ base salary, pursuant to the terms of Mr. Hancox’ employment agreement.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

UK Employment Agreement

The Company entered into an employment agreement with Steven Hancox, our sole executive officer in 2012 who resides outside of the U.S., in 1994 upon his initial employment. The agreement set Mr. Hancox’ initial salary, which has been adjusted thereafter from time to time. Under the agreement, the Company provides Mr. Hancox with family health insurance and a retirement supplement equal to 12% of his base salary. The agreement may be terminated by either party upon 12 weeks’ prior written notice to the other.

Potential Payments Upon Termination or Change of Control

In December 2009, the Board of Directors approved, and the Company entered into an Executive Continuity Agreement (the “Agreement”) with each of Allen J. Carlson, President and CEO, and Tricia Fulton, CFO Officer, respectively. The intent of the Agreement is to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment with the Company following a change in control.

Upon termination of the executive’s employment following a change in control, as defined in the Agreement, the executive is entitled to a lump sum payment equal to twice the amount of his or her annual salary at the time of termination, plus the cash value at the time of grant of the executive’s current year long-term compensation award; as well as continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family as then in effect, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period of at least one year following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted Company stock.

The following table shows the potential payments upon termination following a change of control for Mr. Carlson and Ms. Fulton, as if termination had occurred on December 29, 2012:

	Allen J. Carlson, Chief Executive Officer	Tricia L. Fulton, Chief Financial Officer
Severance Pay ($)	1,343,150	605,821
Acceleration of Restricted Stock Grants ($)	751,303	388,564
Accelerated Stock Option Vesting ($)	—	—
Welfare Benefits ($)	41,811	41,259
TOTAL	2,136,264	1,035,644

Pursuant to the terms of Mr. Hancox’ employment agreement, the Company is required to provide 12 weeks’ prior written notice of termination of employment. In the event that the

Company were to give Mr. Hancox less than 12 weeks’ prior written notice, it would likely be required to pay the executive his base salary for 12 weeks after delivery of such notice, which would have been $40,192 at December 29, 2012.

DIRECTOR COMPENSATION

Since June 2012, the Company has used shares of its common stock as the sole compensation for members of its Board of Directors. Prior to that time, the Company has used a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Currently, except as described below with respect to the Chairman of the Board and the chairs of Board committees, each nonemployee director is issued 500 shares of Company common stock for attendance at each board meeting and each in-person committee meeting on which he or she serves when that meeting is not held within one day of a Board meeting. The Chairman’s fee currently is twice that of a regular director, and the fee for the chairs of the audit, compensation, nominating and ad hoc strategy committees is 125% that of a regular director. The shares of Company common stock are issued pursuant to the Sun Hydraulics Corporation 2012 Nonemployee Director Fees Plan (the “2012 Directors Plan”). The Compensation Committee periodically reviews the director compensation program. As with executive compensation, industry data is used periodically as reference points.

Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company receive no compensation for their service as directors.

Until June 2012, the stock portion of the directors fee compensation was paid through the Sun Hydraulics Corporation Amended and Restated 2004 Nonemployee Director Equity and Deferred Compensation Plan (the “2004 Plan”). The objective of the 2004 Plan was to increase the beneficial ownership of non-employee directors in the Company and to more closely align their interests in the long-term growth and profitability of the Company with that of the shareholders. Under the 2004 Plan, directors were able to elect to receive all or part of the cash portion of their fees in shares of Company stock and, until June 2011, were entitled to defer receipt of their fees until a subsequent year. Each director received dividend equivalents on the share units contained in his or her deferral account, which were equal in value to dividends paid on the Company’s common stock. The dividend equivalents granted were then reinvested in the non-employee director’s stock deferral account in the form of additional share units.

In March 2012, the Board reviewed its non-employee director compensation policy and determined that compensating directors solely in Company stock would further align the interests of the Board and the shareholders. Accordingly, the Board adopted the 2012 Directors Plan described above. Upon approval of the 2012 Directors Plan by the Company’s shareholders in June 2012, the 2004 Plan was terminated and no further cash or stock fees were made under that plan. All previously deferred fees were paid out to the directors by January 2013.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (7)	All Other Compensation ($) (8)	Total ($)

Marc Bertoneche (1)	3,125	60,262	3,417	66,804

Wolfgang H. Dangel (2)	3,125	42,828	6,534	52,487

John S. Kahler (3)	2,500	48,204	2,058	52,762

Christine L. Koski	2,500	54,578	—	57,078

Philippe Lemaitre (4)	2,500	36,716	1,101	40,317

Ferdinand E. Megerlin (5)	5,000	96,408	9,536	110,944

David N. Wormley (6)	3,125	45,911	—	49,036

(1)	In prior years, Marc Bertoneche had deferred a portion of his cash fees and stock awards in the form of stock units. In 2012, all deferred stock units were paid in shares as elected by Mr. Bertoneche. On June 7, 2012, Mr. Bertoneche received 16,367 shares of common stock, representing all deferred stock units previously held by Mr. Bertoneche.
(2)	Wolfgang Dangel had elected to receive 2012 cash fees in the form of common stock. In prior years, Mr. Dangel had deferred a portion of his cash fees and stock awards in the form of stock units. All deferred stock units were paid in shares on January 2, 2013, as elected by Mr. Dangel. At December 29, 2012, Mr. Dangel had 4,614 deferred stock units
(3)	In prior years, John S. Kahler had deferred a portion of his cash fees and stock awards in the form of stock units. In 2012, all deferred stock units were paid in shares as elected by Mr. Kahler. Mr. Kahler received 4,928 shares on June 7, 2012, and 4,928 shares on June 29, 2012, representing all deferred stock units previously held by Mr. Kahler.
(4)	Philippe Lemaitre had elected to receive 2012 cash fees in the form of common stock. In prior years, Mr. Lemaitre had deferred a portion of his cash fees and stock awards in the form of stock units. In 2012, all deferred stock units were paid in shares as elected by Mr. Lemaitre. On June 7, 2012, Mr. Lemaitre received 5,275 shares of common stock, representing all deferred stock units previously held by Mr. Lemaitre.
(5)	In prior years, Ferdinand E. Megerlin had deferred a portion of his cash fees and stock awards in the form of stock units. Deferred stock units were paid out as elected by Mr. Megerlin. On June 7, 2012, Mr. Megerlin received 5,623 shares of common stock. Mr. Megerlin’s remaining deferred stock units were paid on January 4, 2013. At December 29, 2012, Mr. Megerlin had 5,906 deferred stock units.
(6)	David N. Wormley had elected to receive $625 of his cash fees in the form of Company common stock. The common stock was issued during 2012 in conjunction with attendance at Board meetings.
(7)	The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. The common stock was issued during 2012 in conjunction with attendance at Board meetings. See the Security Ownership of Certain Beneficial Owners and Management table beginning on page 13 for information regarding the number of shares beneficially owned by each of the Directors.
(8)	Amounts represent the value of dividends received on the outstanding deferred stock units during 2012. Dividends were also deferred in the form of stock units and paid in shares of stock.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 29, 2012. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	10,521	—	2,919,045
Equity compensation plans not approved by shareholders	—	—	—
Total	10,521	—	2,919,045

Equity compensation plans approved by shareholders include the 1996 Stock Option Plan, the 2001 Restricted Stock Plan, the Employee Stock Purchase Plan, the 2004 Nonemployee Director Equity and Deferred Compensation Plan, the 2006 Stock Option Plan, the 2011 Equity Incentive Plan and the 2012 Nonemployee Director Fees Plan.

Shares to be issued upon exercise in column (a) were: 10,521 under the 2004 Nonemployee Director Equity and Deferred Compensation Plan. The weighted average exercise price in column (b) represents shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan with a weighted average share price of zero. The number of securities available for future issuance in column (c) were: zero shares under the 1996 Stock Option Plan, 1,125,000 shares under the 2006 Stock Option Plan, 713,284 shares under the Employee Stock Purchase Plan, zero shares under the 2001 Restricted Stock Plan, zero shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan, 824,012 shares under the 2011 Equity Incentive Plan, and 256,749 shares under the 2012 Nonemployee Director Fees Plan.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

In March 2012, the Audit Committee engaged Mayer Hoffman McCann P.C. to report upon the financial statements of the Company for the year ended December 29, 2012. Those audited financial statements are included in the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Mayer Hoffman McCann P.C. and other auditors during fiscal years 2012 and 2011.

	2012	2011
Audit Fees:
Mayer Hoffman McCann (principal auditor)	$324,000	$298,500
Other Auditors	172,000	168,500
Subtotal	496,000	467,000
Audit Related Fees	15,000	15,000
Tax Fees	—	—
All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly-owned subsidiaries: Sun Hydraulik Holdings Limited, Sun Hydraulics Limited, Sun Hydraulik GmbH, and Sun Hydraulics Korea Corporation for the fiscal years 2012 and 2011, respectively.

Audit Related Fees were for expenses incurred in connection with the audit of the Company’s consolidated financial statements.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them. As a matter of policy, the Audit Committee has determined generally not to request any new non-audit services from its auditors.

The Audit Committee has appointed Mayer Hoffman McCann P.C. to report upon the financial statements of the Company for the year ended December 28, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 28, 2013. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm. A representative from Mayer Hoffman McCann P.C. will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Mayer Hoffman McCann P.C. as the independent registered public accounting firm to report upon the financial statements of the Company for the year ended December 28, 2013, and recommends that you vote “FOR” Proposal2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2012 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“say on pay”). Our shareholders also were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2011 Meeting, 93.56% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our Compensation Committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to us. Please read the “Compensation Discussion and Analysis” beginning on page 15 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2012 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY

PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS

FOR THE 2014 PROXY STATEMENT

AND PRESENTATION AT THE 2014 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bylaws, if a shareholder, at our 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”), wants to:

(i) nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than November 22 and no later than December 22, 2013. Therefore, notice to the Company of a shareholder nomination submitted before November 22 or after December 22, 2013, will be considered untimely and will not be considered at the 2014 Annual Meeting.

(ii) introduce an item of business, the proposal must be received at our principal executive offices no later than December 22, 2013. Accordingly, notice to the Company of a shareholder proposal submitted after December 22, 2013, will be considered untimely and will not be considered at the 2014 Annual Meeting.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a shareholder must meet to have a proposal included in our proxy statement and form of proxy for presentation at our annual meetings. Under SEC Rule 14a-8, if a shareholder wants to nominate a person to stand for election as a Director or introduce an item of business at our 2014 Annual Meeting and have us include such nomination or proposal in our proxy statement and form of proxy for presentation at the 2014 Annual Meeting, the nomination or proposal must be received at our principal executive offices no later than December 22, 2013.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a Director are described above in “Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2014 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,

(ii)	the reasons for conducting such business at the meeting,

(iii)	the name and record address of the shareholder proposing such business,

(iv)	the number of shares of stock owned beneficially or of record by the shareholder,

(v)	a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to Gregory C. Yadley, Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Dated: April 12, 2013

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2013.

[QC code]	Vote by Internet • Go to www.investorvote.com/SNHY • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A        Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR all Proposals.

1.	Election of Directors *:

	For	Withhold		For	Withhold
01 – Marc Bertoneche	☐	☐	02- Philippe Lemaitre	☐	☐

*To elect two Directors for a three-year term ending in 2016.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Appointment of Mayer Hoffman McCann P.C. as the Independent Registered Certified Public Accounting Firm of the Corporation.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

B        Non-Voting Items

Change of Address — Please print new address below.

C        Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy - SUN HYDRAULICS CORPORATION

701 Tallevast Road

Sarasota, FL 34243

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2013.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received notice of the Annual Meeting of Shareholders of Sun Hydraulics Corporation to be held at 10:00 a.m., Eastern Daylight Savings Time, on Tuesday, May 28, 2013, hereby designates and appoints David N. Wormley and Wolfgang H. Dangel, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of Sun Hydraulics Corporation that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed, and FOR Proposals 2 and 3

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

(see reverse side)